Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini rmancini@estee.com Media: Jill Marvin jimarvin@estee.com

THE ESTÉE LAUDER COMPANIES REPORTS FISCAL 2024 RESULTS

Net Sales Decreased 2% and Diluted EPS Declined 61% to $1.08

Organic Net Sales1 Decreased 2% and Adjusted Diluted EPS Declined 25% to $2.59

Organic Net Sales Returned to Growth in the Second Half and
Full Year Adjusted Operating Margin and Adjusted Diluted EPS Exceeded Outlook

Expects Improved Performance Across Most Business Areas Partially Offset by
Continued Soft Consumer Sentiment in China in Fiscal 2025

New York, August 19, 2024 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales of $15.61 billion for its fiscal year ended June 30, 2024, a decrease of 2% from $15.91 billion in the prior year. Organic net sales decreased 2%, primarily reflecting ongoing softness in overall prestige beauty in mainland China and a decline in Asia travel retail driven by the decrease in the first half of fiscal 2024, reflecting actions taken by the Company and its retailers to reset inventory levels as well as lower conversion. Partially offsetting these declines was growth in Hong Kong SAR, overall in the markets of Europe, the Middle East & Africa (“EMEA”), Japan and Latin America.

The Company reported net earnings of $0.39 billion, compared with net earnings of $1.01 billion in the prior year. The Company’s reported effective tax rate was 47.0%, compared with 27.7% in the prior year. This increase reflects the impact of nondeductible goodwill impairment charges associated with the Company’s Dr.Jart+ reporting unit, a higher effective tax rate on the Company's foreign operations due to the geographical mix of earnings and the unfavorable impact associated with previously issued stock-based compensation. Diluted net earnings per common share was $1.08, compared with $2.79 reported in the prior year. Excluding restructuring and other charges and adjustments as detailed on page 3, adjusted diluted net earnings per common share was $2.59, a 22% decrease in constant currency. The fiscal 2024 impact of business disruptions in Israel and other parts of the Middle East was $.06 dilutive to reported and adjusted net earnings per common share.

Fabrizio Freda, President and CEO said, “In fiscal 2024’s fourth quarter, we achieved our organic sales outlook and exceeded expectations for profitability, closing a difficult year. Organic sales and adjusted EPS returned to growth in the second half.

“For fiscal 2025, we anticipate continued declines in the prestige beauty segment in China, mainly reflecting persistent weak sentiment among Chinese consumers. We intend to drive share gains in a market that continues to hold strong long-term promise. In the rest of our
1 Organic net sales represents net sales excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures; as well as the impact of foreign currency translation. The Company believes that the Non-GAAP measure of organic net sales growth provides year-over-year sales comparisons on a consistent basis. See page 2 for reconciliations to GAAP.

business, we are planning to deliver improved performance across both developed and emerging markets. To fuel this, our priorities are reigniting Skin Care, capitalizing on the multiple growth drivers of high-end Fragrance, moving faster in leveraging winning channels, launching accretive innovation inclusive of new, big opportunities, and enhancing our precision marketing capabilities. From La Mer’s entry into night-specific consumption, to The Ordinary’s expansion into new markets and more brands debuting in new channels, like on Amazon’s U.S. Premium Beauty store, we have a rich slate of initiatives to drive new consumer acquisition and continue to leverage our strength in retention. Alongside this work, we are realizing initial benefits of the Profit Recovery and Growth Plan as we rightsize our cost structure and simplify the organization to be more agile and faster to market.

“For fiscal 2025, the Profit Recovery and Growth Plan enables us to offset the pressure to profitability driven by the prestige beauty segment’s ongoing softness in China, yielding a more moderate pace of operating margin expansion than we’d previously expected. While our sales and profit outlook for fiscal 2025 is disappointing, this year we will make important strides, as we implement our strategy reset to continue rebalancing regional growth, deliver improved annual profitability, and strengthen go-to-market and innovation capabilities to elevate our execution in response to a more competitive market. These efforts, coupled with the strengths of our brands, product portfolio, and talented teams around the world, will position us to both outperform prestige beauty in fiscal 2026 and accelerate profitability expansion.”

Fiscal 2024 Results
Reported net sales decreased 2%, including royalty revenue from the fiscal 2023 fourth quarter acquisition of the TOM FORD brand, the impact from foreign currency translation and returns associated with restructuring and other activities.

Reconciliation between GAAP and Non-GAAP Net Sales Growth (Unaudited)

Year Ended June 30, 2024(1)
As Reported-GAAP	(1.9)%
Impact of royalty revenue from the acquisition of the TOM FORD brand	(0.3)
Impact of foreign currency translation	0.7
Returns associated with restructuring and other activities	(0.2)
Organic, Non-GAAP	(1.7)%

(1)Percentages are calculated on an individual basis

Adjusted diluted net earnings per common share excludes restructuring and other charges and adjustments as detailed in the following table.

Reconciliation between GAAP and Non-GAAP - Diluted Net Earnings Per Common Share (“EPS”) (Unaudited)

	Year Ended June 30
	2024	2023	Growth
As Reported EPS - GAAP	$1.08	$2.79	(61)%

Non-GAAP
Restructuring and other charges	.27	.18
Change in fair value of DECIEM acquisition-related stock options inclusive of payroll tax (less the portion attributable to redeemable noncontrolling interest)	.05	.05
Goodwill and other intangible asset impairments	1.19	.44
Adjusted EPS - Non-GAAP	$2.59	$3.46	(25)%
Impact of foreign currency translation on earnings per share	.10
Adjusted Constant Currency EPS - Non-GAAP	$2.69	$3.46	(22)%

Net sales and operating income in nearly all of the Company’s product categories and geographic regions were impacted by a stronger U.S. dollar in relation to most currencies.

Total reported operating income was $0.97 billion, a decrease of 36% from $1.51 billion in the prior year. In constant currency, adjusted operating income decreased 10% to $1.64 billion, primarily due to lower net sales, partially offset by lower cost of sales, excluding the following items:
•Fiscal 2024: $471 million of goodwill and other intangible asset impairments related to Dr.Jart+, as well as $124 million of restructuring and other charges and $23 million related to the change in fair value of DECIEM acquisition-related stock options, inclusive of payroll tax.
•Fiscal 2023: $207 million of other intangible asset impairments related to Dr.Jart+, Too Faced and Smashbox, combined, as well as $85 million of restructuring and other charges and $22 million related to the change in fair value of DECIEM acquisition-related stock options.
•The unfavorable impact of foreign currency translation of $50 million.

During the fiscal 2024 second quarter, the Company identified and corrected prior-period misclassifications of net sales and operating income between certain of its product categories. As a result, product category net sales and operating income have been adjusted from the amounts previously reported for the three months and year ended June 30, 2023 for comparability purposes. The misclassifications had no impact on the current-period or prior-period consolidated statements of earnings, consolidated statements of comprehensive income, consolidated balance sheets, or the consolidated statements of cash flows, and the Company determined that the impact on its current-period and previously issued financial statements for the respective periods was not material. See the Q2 Quarterly Earnings section of the Company’s website for supplemental information relating to the impacts of these misclassifications.

Results by Product Category (Unaudited)

	Year Ended June 30
	Net Sales		Percentage Change(1)				Operating Income (Loss)		Percentage Change
($ in millions)	2024	2023	Reported Basis	Impact of Royalty Revenue from the Acquisition of the TOM FORD Brand	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2024	2023	Reported Basis
Skin Care	$7,908	$8,249	(4)%	—%	1%	(3)%	$735	$1,277	(42)%
Makeup	4,470	4,532	(1)	—	—	(1)	93	(21)	100+
Fragrance	2,487	2,451	1	—	—	2	265	370	(28)
Hair Care	629	652	(4)	—	—	(4)	(52)	(36)	(44)
Other	115	53	100+	(100+)	—	15	53	4	100+
Subtotal	$15,609	$15,937	(2)%	—%	1%	(2)%	$1,094	$1,594	(31)%
Returns/charges associated with restructuring and other activities	(1)	(27)					(124)	(85)
Total	$15,608	$15,910	(2)%	—%	1%	(2)%	$970	$1,509	(36)%
Non-GAAP Adjustments to As Reported Operating Income:
Returns/charges associated with restructuring and other activities							124	85
Skin Care - Changes in fair value of DECIEM acquisition-related stock options inclusive of payroll tax							23	22
Skin Care - Goodwill and other intangible asset impairments							471	100
Makeup - Other intangible asset impairments							—	107
Adjusted Operating Income - Non-GAAP							$1,588	$1,823	(13)%
(1)Percentages are calculated on an individual basis. Refer to the Reconciliation between GAAP and Non-GAAP Net Sales Growth on page 2 for additional detail on the organic impacts to reported net sales.

The product category net sales commentary below reflects organic performance, excluding the negative impacts which are reflected in the preceding table.

Skin Care
•Skin Care net sales decreased 3%, primarily due to ongoing softness in overall prestige beauty in mainland China. Additionally, net sales declined in Asia travel retail driven by the decrease in the first half of fiscal 2024, reflecting actions taken by the Company and its retailers to reset inventory levels, in part in response to changes in government policies that began in the second half of fiscal 2023, as well as lower conversion. Excluding the declines in mainland China and the Company’s global travel retail business, reported and organic net sales increased 3%.
•Net sales from Estée Lauder, Clinique and Dr.Jart+ declined, primarily due to continued challenges in mainland China and Asia travel retail. Partially offsetting the declines:
◦Estée Lauder net sales grew mid-single-digits in The Americas, benefiting from continued strength from the Advanced Night Repair and Revitalizing Supreme+ product franchises.

◦Net sales from Dr.Jart+ more than doubled in the markets of EMEA and increased double digits in The Americas, reflecting growth from hero product franchises, including the Cicapair product franchise, and new product innovation.
•La Mer net sales increased high-single-digits, benefiting from hero products, such as The Treatment Lotion and The Eye Concentrate, and new product innovation, such as The Moisturizing Fresh Cream.
•The Ordinary net sales grew strong double digits, driven by growth across every geographic region and benefiting from the continued success of hero products, new product innovation, such as the Soothing & Barrier Support Serum, and targeted expanded consumer reach.
•Reported and organic net sales increased double digits in the second half of fiscal year 2024, driven by double-digit growth from La Mer, Estée Lauder and The Ordinary.
•Skin Care operating income decreased, primarily reflecting the year-over-year increase of goodwill and other intangible asset impairments of $371 million and the decline in net sales, partially offset by lower cost of sales, including lower obsolescence charges.

Makeup
•Makeup net sales decreased 1%, primarily driven by the Company’s global travel retail business and a benefit in the prior year as a result of changes to M·A·C’s take-back loyalty program, partially offset by growth overall in the markets of EMEA as well as in Latin America and Asia/Pacific. Reported and organic net sales increased low-single digits in the second half of fiscal 2024, primarily driven by Estée Lauder and Clinique.
•Net sales from La Mer decreased, reflecting the impact of rationalizing product assortment in the Company’s global travel retail business, partially offset by double-digit growth in Asia/Pacific that benefited from online and brick-and-mortar expansion.
•Clinique net sales increased double digits, reflecting strong growth across all geographic regions, primarily driven by continued strength across the lip and mascara subcategories.
•Makeup operating results increased, primarily reflecting the year-over-year decrease of other intangible asset impairments of $107 million and disciplined expense management, partially offset by lower sales.

Fragrance
•Fragrance net sales increased 2%, primarily driven by mid-single-digit growth from the Company’s Luxury Brands, which increased double digits in Asia/Pacific and The Americas, partially offset by a decline from Estée Lauder.
•Le Labo net sales grew strong double digits, nearly doubling in Asia/Pacific, owing to hero product franchises, such as Santal 33 and the City Exclusive collection, targeted expanded consumer reach globally and new product innovation, such as Lavande 31.
•Net sales from Jo Malone London increased, led by double-digit growth in The Americas, benefiting from new product innovation, such as English Pear & Sweet Pea, and continued strength from hero product franchises, including Wood Sage & Sea Salt and Cypress & Grapevine.
•Estée Lauder net sales declined, reflecting softer retail sales during holiday and key shopping moments and pressure in the Company’s Asia travel retail business that led to lower shipments for replenishment orders, as well as lower net sales from new product innovation.
•Fragrance operating income decreased, primarily driven by strategic investments, including for targeted expanded consumer reach globally as well as advertising and promotional activities, to support growth of the Company’s Luxury Brands.

Hair Care
•Hair Care net sales declined 4%, primarily due to Aveda in North America, reflecting softness in the salon channel and the Company’s direct-to-consumer distribution channels.
•Hair Care operating results decreased primarily reflecting the decline in net sales, partially offset by disciplined expense management.

Results by Geographic Region (Unaudited)

	Year Ended June 30
	Net Sales		Percentage Change(1)				Operating Income (Loss)		Percentage Change
($ in millions)	2024	2023	Reported Basis	Impact of Royalty Revenue from the Acquisition of the TOM FORD Brand	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2024	2023	Reported Basis
The Americas	$4,581	$4,518	1%	(1)%	—%	—%	$34	$(73)	100+%
Europe, the Middle East & Africa	6,140	6,225	(1)	—	(1)	(2)	836	843	(1)
Asia/Pacific	4,888	5,194	(6)	—	3	(3)	224	824	(73)
Subtotal	$15,609	$15,937	(2)%	—%	1%	(2)%	$1,094	$1,594	(31)%
Returns/charges associated with restructuring and other activities	(1)	(27)					(124)	(85)
Total	$15,608	$15,910	(2)%	—%	1%	(2)%	$970	$1,509	(36)%
Non-GAAP Adjustments to As Reported Operating Income:
Returns/charges associated with restructuring and other activities							124	85
The Americas - Changes in fair value of DECIEM acquisition-related stock options inclusive of payroll tax							14	22
Europe, the Middle East & Africa - Changes in fair value of DECIEM acquisition-related stock options inclusive of payroll tax							9	—
The Americas - Other intangible asset impairments							—	107
Asia/Pacific - Goodwill and other intangible asset impairments							471	100
Adjusted Operating Income - Non-GAAP							$1,588	$1,823	(13)%
(1)Percentages are calculated on an individual basis. Refer to the Reconciliation between GAAP and Non-GAAP Net Sales Growth on page 2 for additional detail on the organic impacts to reported net sales.

The geographic region net sales commentary below reflects organic performance, excluding the negative (positive) impacts which are reflected in the preceding table.

The Americas
•Net sales increased double digits in Latin America and were flat in North America.
•Net sales grew in Latin America in nearly every market and product category, led by the Priority Emerging Markets2 of Mexico and Brazil.
◦Net sales in Mexico increased double digits, reflecting growth across all product categories, led by Makeup, and benefiting from key activations to support key shopping moments and new product innovation.
◦High-single-digit growth in Brazil was driven by double-digit growth in Makeup and Fragrance, fueled by advertising and promotional activities to support key campaigns, such as M·A·C’s launch of M·A·Cximal Silky Matte Lipstick.
•Net sales performance in North America was primarily driven by the decline in Makeup, including a benefit in the prior year as a result of changes to M·A·C’s take-back loyalty program, partially offset by high-single-digit growth in Fragrance, led by the Company’s Luxury Brands. The performance in North America also reflected double-digit growth in specialty-multi and a benefit to online net sales from Clinique’s fiscal 2024 launch on the U.S. Amazon Premium Beauty store, offset by declines in other channels of distribution, primarily department stores.
•Operating results increased, primarily driven by:
◦An increase of $174 million, which is offset by corresponding decreases in EMEA and Asia/Pacific, reflecting a full-year true-up of charges among the Company’s geographic regions to reflect the updated value of investments in innovation centralized in The Americas.
◦The year-over-year decrease of other intangible asset impairments of $107 million relating to Too Faced and Smashbox.
◦A full year of royalty revenue from the fiscal 2023 fourth quarter acquisition of the TOM FORD brand.
◦Partially offset by:
▪Strategic investments to support advertising and promotional activities.
▪$55 million of lower intercompany royalty income due to the decrease in income from the Company’s travel retail business.
▪An unfavorable year-over-year comparison in adjustments to stock-based compensation expense related to the Company’s performance share awards.

Europe, the Middle East & Africa
•Net sales decreased 2%, primarily due to the challenges in Asia travel retail, partially offset by net sales growth in many markets across the region.
•Global travel retail net sales decreased high-single-digits, driven by a decline in the first half of fiscal 2024, reflecting actions taken by the Company and its retailers to reset inventory levels as well as lower conversion. This decrease was partially offset by the return to growth in the second half of fiscal 2024 primarily driven by a favorable comparison to the prior-year period.
2The Company’s Priority Emerging Markets by geographic region: The Americas: Brazil and Mexico; EMEA: India, the Middle East, Turkey and South Africa; and Asia/Pacific: Thailand, Malaysia, Vietnam, Indonesia and the Philippines.

•Total net sales in the markets of EMEA grew low-single-digits, reflecting growth in Skin Care, Makeup and from the Company’s luxury fragrance brands, which drove double-digit growth in specialty-multi.
•Operating income was virtually flat, driven by:
◦A decrease of $131 million, which is offset by a corresponding increase in The Americas, due to a full-year true-up of charges among the Company’s geographic regions to reflect the updated value of investments in innovation centralized in The Americas.
◦The decline in net sales.
◦An increase in spending to support advertising and promotional activities and targeted expanded consumer reach.
◦Offset by:
▪Lower costs of sales, including lower obsolescence charges.
▪$55 million of lower intercompany royalty expense due to the decrease in income from the Company’s global travel retail business.
▪A reduction in royalty expense due to the fiscal 2023 acquisition of the TOM FORD brand.

Asia/Pacific
•Net sales decreased 3%, primarily driven by mainland China, partially offset by double-digit growth in Hong Kong SAR and Japan.
•Net sales in mainland China decreased, primarily due to ongoing softness in overall prestige beauty, including during holiday and key shopping moments.
•In Hong Kong SAR, net sales rose strong double digits, reflecting growth in Skin Care, Fragrance and Makeup, driven by the increase in travel compared to the prior year.
•Net sales in Japan increased double digits, led by strong double-digit growth in Fragrance, driven by domestic and traveling consumers, which fueled growth in nearly all channels of distribution, led by freestanding stores.
•Operating income decreased, primarily due to:
◦The year-over-year increase in goodwill and other intangible asset impairments of $371 million relating to Dr.Jart+.
◦The decline in net sales.
◦A decrease of $43 million, which is offset by a corresponding increase in The Americas, due to a full-year true-up of charges among the Company’s geographic regions to reflect the updated value of investments in innovation centralized in The Americas.
◦Partially offset by disciplined expense management.

Cash Flows
•For the twelve months ended June 30, 2024, net cash flows provided by operating activities were $2.36 billion, compared with $1.73 billion in the prior year. This increase reflects lower working capital, primarily due to the improvement in inventory, partially offset by lower earnings before taxes.
•Capital Expenditures decreased to $0.92 billion compared to $1.00 billion in the prior year primarily due to timing of payments relating to the manufacturing facility in Japan, construction of which was completed in fiscal 2024.
•In May 2024, the Company completed its acquisition of the Canadian-based, multi-brand company DECIEM Beauty Group Inc. (“DECIEM”). The Company first invested in

DECIEM in 2017, increased its stake to become majority owner in 2021 and exercised its option to purchase the remaining interests in DECIEM after a three-year period. The transaction was completed, subject to the final calculation of the purchase price pursuant to the contract, for $859 million, inclusive of payments to option holders and of which $829 million was paid as of June 30, 2024.
•The Company ended the year with $3.40 billion in cash and cash equivalents and paid dividends of $0.95 billion.

Fourth Quarter Results

Results by Product Category (Unaudited)

	Three Months Ended June 30
	Net Sales		Percentage Change(1)				Operating Income (Loss)		Percentage Change
($ in millions)	2024	2023	Reported Basis	Impact of Royalty Revenue from the Acquisition of the TOM FORD Brand	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2024	2023	Reported Basis
Skin Care	$2,035	$1,795	13%	—%	2%	15%	$(185)	$39	(100+%)
Makeup	1,105	1,108	—	—	1	1	37	(12)	100+
Fragrance	539	544	(1)	—	1	1	(2)	27	(100+)
Hair Care	165	164	1	—	2	2	(2)	(4)	50
Other	27	15	80	(40)	(7)	33	15	(3)	100+
Subtotal	$3,871	$3,626	7%	—%	1%	8%	$(137)	$47	(100+%)
Returns/charges associated with restructuring and other activities	—	(17)					(96)	(52)
Total	$3,871	$3,609	7%	—%	1%	8%	$(233)	$(5)	(100+%)
Non-GAAP Adjustments to As Reported Operating Income:
Returns/charges associated with restructuring and other activities							96	52
Skin Care - Changes in fair value of DECIEM acquisition-related stock options inclusive of payroll tax							15	24
Skin Care - Goodwill and other intangible asset impairments							471	—
Adjusted Operating Income - Non-GAAP							$349	$71	100+%
(1)Percentages are calculated on an individual basis

Results by Geographic Region (Unaudited)

	Three Months Ended June 30
	Net Sales		Percentage Change(1)				Operating Income (Loss)		Percentage Change
($ in millions)	2024	2023	Reported Basis	Impact of Royalty Revenue from the Acquisition of the TOM FORD Brand	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2024	2023	Reported Basis
The Americas	$1,014	$1,071	(5)%	(1)%	—%	(5)%	$277	$(20)	100+%
Europe, the Middle East & Africa	1,652	1,253	32	—	—	32	11	(76)	100+
Asia/Pacific	1,205	1,302	(7)	—	4	(4)	(425)	143	(100+)
Subtotal	$3,871	$3,626	7%	—%	1%	8%	$(137)	$47	(100+%)
Returns/charges associated with restructuring and other activities	—	(17)					(96)	(52)
Total	$3,871	$3,609	7%	—%	1%	8%	$(233)	$(5)	(100+%)
Non-GAAP Adjustments to As Reported Operating Income:
Returns/charges associated with restructuring and other activities							96	52
The Americas - Changes in fair value of DECIEM acquisition-related stock options inclusive of payroll tax							6	24
Europe, the Middle East & Africa - Changes in fair value of DECIEM acquisition-related stock options inclusive of payroll tax							9	—
Asia/Pacific - Goodwill and other intangible asset impairments							471	—
Adjusted Operating Income - Non-GAAP							$349	$71	100+%
(1)Percentages are calculated on an individual basis

•For the three months ended June 30, 2024, the Company reported net sales of $3.87 billion, a 7% increase compared with $3.61 billion in the prior-year period, despite the slowdown in key areas of the Company’s business, primarily mainland China, Asia travel retail and North America.
◦Organic net sales increased 8%, due to growth across all product categories, led by Skin Care, driven by the Company’s global travel retail business. This represented an acceleration from the 6% growth in the fiscal 2024 third quarter.
▪The continued growth in the markets in EMEA, combined, also contributed to the increase in net sales, particularly in Makeup and specialty-multi.
▪The Americas net sales declined 5%, due, in part, to ongoing Company-specific challenges, including its distribution mix, with declines in department stores which offset growth in other distribution channels, a strong competitive environment and the overall slowdown in growth in prestige beauty in North America.
▪Net sales in Asia/Pacific decreased 4%, primarily driven by the decline in mainland China, due to the ongoing softness in overall prestige beauty, including during key shopping moments. Net sales in Hong Kong SAR also declined, given the anniversary of the border reopening in the fiscal 2023 fourth quarter. These declines were partially offset by strong double-digit growth in Japan.
•Net loss was $284 million, and diluted net loss per common share was $.79. In the prior-year period, the Company reported a net loss of $33 million and diluted net loss per common share of $.09.
•During the three months ended June 30, 2024, the Company recorded restructuring and other charges, goodwill and other intangible asset impairments and expense relating to the change in fair value of DECIEM acquisition-related stock options, inclusive of payroll tax, that, combined, resulted in an unfavorable impact of $582 million ($516 million less the portion attributable to redeemable noncontrolling interest and net of tax), equal to $1.43 per diluted share, as detailed on page 19. The prior-year period results include restructuring and other charges and expense relating to the change in fair value of DECIEM acquisition-related stock options that, combined, resulted in an unfavorable impact of $76 million ($60 million less the portion attributable to redeemable noncontrolling interest and net of tax), equal to $.16 per diluted share, as detailed on page 19.
•Excluding restructuring and other charges and adjustments referred to in the previous bullet, adjusted diluted net earnings per common share for the three months ended June 30, 2024 was $.64, an increase from adjusted diluted net earnings per common share of $.07 in the three months ended June 30, 2023. Adjusted diluted net earnings per common share was $.67 in constant currency.

Outlook for Fiscal 2025 First Quarter and Full Year
The Company expects global prestige beauty to grow 2%-3% in fiscal 2025, reflecting the ongoing strength in many developed and emerging markets globally, albeit with more tempered growth in certain large markets, such as North America, partially offset by continued declines in mainland China and Asia travel retail due to low consumer sentiment and conversion rates. The Company expects global prestige beauty to re-accelerate to historical mid-single-digit growth in fiscal 2026, assuming China progressively stabilizes and then returns to growth.

In fiscal 2025, the Company expects more tempered performance than the industry, mainly driven by its significant business in mainland China and Asia travel retail. Elsewhere, the Company expects to deliver accelerated net sales growth, driven by the Company’s strategic priorities to reignite Skin Care, capitalize on the multiple growth drivers of high-end Fragrance, move faster in leveraging winning channels, launch accretive innovation inclusive of new, big opportunities, and enhance the Company’s precision marketing capabilities.

The Company is focused on delivering on the benefits from its Profit Recovery and Growth Plan (“PRGP”), previously known as the Profit Recovery Plan (“PRP”). The recent renaming of the PRGP better reflects the plan’s vision from the outset of both sales growth acceleration and profit margin recovery. The PRGP is designed to improve gross margin, lower the Company’s cost base, including reducing overhead expenses, while reinvesting in key consumer-facing activities to accelerate growth, create expense leverage also at lower levels of sales growth and increase agility and speed-to-market.

The Company’s initiatives under the PRGP are on track and are still expected to drive operating profit net savings of $1.1 billion to $1.4 billion, including net benefits from the restructuring program, in fiscal years 2025 and 2026, slightly more than half of which is expected to be realized through fiscal 2025. However, the greater than previously expected headwinds in mainland China and Asia travel retail are expected to partially offset the PRGP’s initial operating profit net benefits.

The Company remains mindful of risks, including potential retailer destocking, associated with (i) current consumer sentiment contributing to the ongoing declines in overall prestige beauty in mainland China as well as in retail trends in Asia travel retail, including subdued conversion; (ii) the shift in traveler demographics and ongoing increase in spending on experiences impacting Asia travel retail; and (iii) adapting to channel shifts and the challenging dynamics of a strong competitive environment amidst the slowdown in growth in prestige beauty in North America.

The full year outlook reflects the following assumptions and expectations:
•Net sales growth drivers:
◦Targeted expanded consumer reach across geographies and distribution channels.
◦Mainland China and Asia travel retail are generally expected to decline on a full-year basis, although assuming gradual improvement in the second half of fiscal 2025.
◦In North America, a full-year increase in net sales driven in part by leveraging winning distribution channels, such as Amazon’s U.S. Premium Beauty store.
◦The rest of the business is expected to accelerate growth, on average.
•Full-year adjusted operating margin of 11.0% to 11.5%, inclusive of PRGP benefits.
•Full-year effective tax rate of approximately 32%.
•Net cash flows provided by operating activities to be between $1.8 billion and $2.0 billion.
•Capital expenditures to be approximately 5%-5.5% of projected sales to support continued investments in customer facing capital, including stores and online, as well as in supply chain and information technology investments.
•No further deterioration of geopolitical tensions.

The Company continues to monitor the effects of the global macro environment, including the risk of recession; currency volatility; inflationary pressures; supply chain challenges; social and political issues; legal and regulatory matters, including the imposition of tariffs and sanctions; geopolitical tensions; and global security issues. The Company is also mindful of inflationary pressures on its cost base and is monitoring the impact on consumer preferences and the impact of changes being made in the organization, including those related to the PRGP.

Full Year Fiscal 2025

Sales Outlook
•Reported and organic net sales are forecasted to range between a decrease of 1% to an increase of 2% versus the prior year.

Earnings per Share Outlook
•Reported diluted net earnings per common share are projected to be between $2.52 and $2.76. Excluding restructuring and other charges, diluted net earnings per common share are projected to be between $2.75 and $2.95.
◦The Company expects to take charges associated with previously approved restructuring and other activities. For the Restructuring Program Component of the

Profit Recovery and Growth Plan, the charges are estimated to be between approximately $99 million to $119 million, equal to $.19 to $.22 per diluted common share. Additional restructuring charges are anticipated as initiatives are approved throughout fiscal year 2025.
•Adjusted diluted net earnings per common share are expected to increase between 7% and 15% and range between $2.78 and $2.98 on a constant currency basis.
◦Currency exchange rates are volatile and difficult to predict. Using August 12, 2024 spot rates for fiscal 2025, the foreign currency translation equates to about $.03 of dilution to net earnings per common share.

First Quarter Fiscal 2025

Sales Outlook
•Reported and organic net sales are forecasted to decrease between 5% and 3% versus the prior-year period.

Earnings per Share Outlook
•Reported diluted net earnings per common share are projected to be $(.09) to flat. Excluding restructuring and other charges, diluted net earnings per common share are projected to be between $.02 and $.10.
◦The Company expects to take charges associated with previously approved restructuring and other activities. For the Restructuring Program Component of the Profit Recovery and Growth Plan, the charges are estimated to be between approximately $54 million to $59 million, equal to $.10 to $.11 per diluted common share. Additional restructuring charges are anticipated as initiatives are approved throughout fiscal year 2025.
•Adjusted diluted net earnings per common share are expected to decrease between 89% and 17% and range between $.01 and $.09 on a constant currency basis.
◦Currency exchange rates are volatile and difficult to predict. Using August 12, 2024 spot rates for fiscal 2025, the foreign currency translation equates to about $.01 of accretion to net earnings per common share.

Reconciliation between GAAP and Non-GAAP - Net Sales Growth (Unaudited)

	Three Months Ending	Twelve Months Ending
	September 30, 2024(F)	June 30, 2025(F)
As Reported - GAAP	(5%) - (3%)	(1%) - 2%
Impact of foreign currency translation	—	—
Returns associated with restructuring and other activities	—	—
Organic, Non-GAAP	(5%) - (3%)	(1%) - 2%
(F)Represents forecast

Reconciliation between GAAP and Non-GAAP - Diluted Earnings Per Common Share (“EPS”) (Unaudited)

	Three Months Ending			Twelve Months Ending
	September 30			June 30
	2024(F)	2023	Growth	2025(F)	2024	Growth
Forecasted/As Reported EPS - GAAP	$(.09) - $.00	$.09	(100+)%	$2.52 - $2.76	$1.08	100+%

Non-GAAP
Restructuring and other charges	.10 - .11	—		.19 - .23	.27
Change in fair value of DECIEM acquisition-related stock options inclusive of payroll tax (less the portion attributable to redeemable noncontrolling interest)	—	.02		—	.05
Goodwill and other intangible asset impairments	—	—		—	1.19
Forecasted/Adjusted EPS - Non-GAAP	$.02 - $.10	$.11	(82%) - (10%)	$2.75 - $2.95	$2.59	6% - 14%
Impact of foreign currency translation	(.01)			.03
Forecasted/Adjusted Constant Currency EPS - Non-GAAP	$.01 - $.09	$.11	(89%) - (17%)	$2.78 - $2.98	$2.59	7% - 15%
(F)Represents forecast

Conference Call The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, August 19, 2024 to discuss its results. The dial-in number for the call is 877-883-0383 in the U.S. or 412-902-6506 internationally (conference ID number: 8001061). The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements
Statements in this press release, in particular those in “Outlook,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address the Company’s expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, the Company’s long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, actual results may differ materially from the Company’s expectations.

Factors that could cause actual results to differ from expectations include, without limitation:

(1)increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;
(2)the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and the Company’s inability to collect receivables;
(4)destocking and tighter working capital management by retailers;
(5)the success, or changes in timing or scope, of new product launches and the success, or changes in timing or scope, of advertising, sampling and merchandising programs;
(6)shifts in the preferences of consumers as to where and how they shop;
(7)social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
(8)changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;
(10)changes in global or local conditions, including those due to volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, supply chain challenges, inflation, or increased energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;
(11)shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;
(12)real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;
(13)changes in product mix to products which are less profitable;

(14)the Company’s ability to acquire, develop or implement new information technology, including operational technology and websites, on a timely basis and within the Company’s cost estimates; to maintain continuous operations of its new and existing information technology; and to secure the data and other information that may be stored in such technologies or other systems or media;
(15)the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(16)consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(17)the timing and impact of acquisitions, investments and divestitures; and
(18)additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2023.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers, marketers and sellers of quality skin care, makeup, fragrance and hair care products, and is a steward of luxury and prestige brands globally. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, M·A·C, La Mer, Bobbi Brown Cosmetics, Aveda, Jo Malone London, Bumble and bumble, Darphin Paris, TOM FORD, Smashbox, AERIN Beauty, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, KILIAN PARIS, Too Faced, Dr.Jart+, and the DECIEM family of brands, including The Ordinary and NIOD.

ELC-F
ELC-E

CONSOLIDATED STATEMENT OF EARNINGS (Unaudited)

	Three Months Ended June 30		Percentage Change	Year Ended June 30		Percentage Change
($ in millions, except per share data)	2024	2023		2024	2023
Net sales(A)	$3,871	$3,609	7%	$15,608	$15,910	(2)%
Cost of sales(A)	1,093	1,163	(6)	4,424	4,564	(3)
Gross profit	2,778	2,446	14	11,184	11,346	(1)
Gross margin	71.8%	67.8%		71.7%	71.3%

Operating expenses
Selling, general and administrative(B)	2,444	2,420	1	9,621	9,575	—
Restructuring and other charges(A)	96	31	100+	122	55	100+
Goodwill impairment(C)	291	—	(100)	291	—	(100)
Impairment of other intangible assets(C)	180	—	(100)	180	207	(13)
Total operating expenses	3,011	2,451	23	10,214	9,837	4
Operating expense margin	77.8%	67.9%		65.4%	61.8%

Operating income (loss)	(233)	(5)	(100+)	970	1,509	(36)
Operating income (loss) margin	(6.0)%	(0.1)%		6.2%	9.5%

Interest expense	91	99	(8)	378	255	48
Interest income and investment income, net	41	53	(23)	167	131	27
Other components of net periodic benefit cost	(4)	(3)	(33)	(13)	(12)	(8)
Earnings (loss) before income taxes	(279)	(48)	(100+)	772	1,397	(45)
Provision for income taxes	7	(16)	100+	363	387	(6)
Net earnings (loss)	(286)	(32)	(100+)	409	1,010	(60)
Net loss (earnings) attributable to redeemable noncontrolling interest	2	(1)	100+	(19)	(4)	(100+)
Net earnings (loss) attributable to The Estée Lauder Companies Inc.	$(284)	$(33)	(100+)%	$390	$1,006	(61)%

Net earnings (loss) attributable to The Estée Lauder Companies Inc. per common share
Basic	$(.79)	$(.09)	(100+)%	$1.09	$2.81	(61)%
Diluted	$(.79)	$(.09)	(100+)%	$1.08	$2.79	(61)%

Weighted-average common shares outstanding
Basic	359.4	358.3		359.0	357.9
Diluted	359.4	358.3		360.8	360.9

(A) As a component of the Profit Recovery Plan, now known as the Profit Recovery and Growth Plan, communicated on November 1, 2023, on February 5, 2024, the Company announced a two-year restructuring program. The restructuring program’s main focus includes the reorganization and rightsizing of certain areas of the Company’s business as well as simplification and acceleration of processes. The Company plans to substantially complete specific initiatives under the restructuring program through fiscal 2026. The Company expects that the restructuring program will result in restructuring and other charges totaling between $500 million and $700 million, before taxes, consisting of employee-related costs, contract terminations, asset write-offs and other costs associated with implementing these initiatives.

The Company approved specific initiatives under the Post-COVID Business Acceleration Program (the “PCBA Program”) through fiscal 2022 and has substantially completed those initiatives through fiscal 2023. Additional information about the PCBA Program is included in the notes to consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023.

(B)For the three and twelve months ended June 30, 2024, the Company recorded $15 million ($11 million, less the portion attributable to redeemable noncontrolling interest and net of tax, or $.03 per common share) and $23 million ($18 million, less the portion attributable to redeemable noncontrolling interest and net of tax, or $.05 per common share), respectively, of expense related to the change in fair value of DECIEM acquisition-related stock options inclusive of payroll tax. For the three and twelve months ended June 30, 2023, the Company recorded $24 million ($19 million, less the portion attributable to redeemable noncontrolling interest and net of tax, or $.05 per common share) and $22 million ($17 million, less the portion attributable to redeemable noncontrolling interest and net of tax, or $.05, respectively, of expense related to the change in fair value of DECIEM acquisition-related stock options.

(C) Based on the Company’s annual goodwill and other indefinite-lived intangible asset impairment testing as of April 1, 2024, the Company determined that the carrying value of the Dr.Jart+ reporting unit and trademark exceeded their estimated fair values. Given the lower-than-expected growth within key geographic regions, the reporting unit has made a strategic shift in its operating plan to exit the travel retail channel. This revised strategy also includes increased direct investment in other areas of the business, including in China, to support the brand’s future growth. As a result of these changes in strategy, the Company made revisions to the internal forecasts relating to the Dr.Jart+ reporting unit which were finalized and approved in the fiscal 2024 fourth quarter, and reflected in the goodwill and other indefinite-lived intangible asset impairment testing as of April 1, 2024. These changes in circumstances were also indicators that the carrying amounts of its respective long-lived assets may not be recoverable. The Company concluded that the carrying value of the trademark intangible asset exceeded its estimated fair value, which was determined utilizing the relief-from-royalty method to determine discounted projected future cash flows and recorded an impairment charge of $180 million. The Company then performed a recoverability analysis of the Dr.Jart+ long-lived asset group and, based on the estimated undiscounted cash flows of the asset group, concluded that the carrying amount of the long-lived assets were recoverable. After adjusting the carrying value of the trademark, the Company completed a quantitative impairment test for goodwill. As the carrying value of the reporting unit exceeded its estimated fair value, the Company recorded a goodwill impairment charge of $291 million. The estimated fair value of the reporting unit was based upon an equal weighting of the income and market approaches, utilizing estimated cash flows and a terminal value, discounted at a rate of return that reflects the relative risk of the cash flows, as well as valuation multiples derived from comparable publicly traded companies that are applied to operating performance of the reporting unit. The significant assumptions used in these approaches include revenue growth rates and profit margins, terminal value, weighted average cost of capital used to discount future cash flows, comparable market multiples for the reporting unit, and royalty rate for the trademark. The most significant unobservable input used to estimate the fair value of the reporting unit and trademark intangible asset was the weighted-average cost of capital, which was 10.5%. For the three and twelve months ended June 30, 2024, goodwill impairment charges were $291 million and other intangible asset impairment charges were $180 million (combined $430 million, net of tax), with a combined impact of $1.19 per common share.

During the fiscal 2023 second quarter, given the lower-than-expected results in the overall business, the Company made revisions to the internal forecasts relating to its Smashbox reporting unit. The Company concluded that the changes in circumstances in the reporting unit triggered the need for an interim impairment review of its trademark intangible asset. The remaining carrying value of the trademark intangible asset was not recoverable and the Company recorded an impairment charge of $21 million reducing the carrying value to zero.

During the fiscal 2023 second quarter, the Dr.Jart+ reporting unit experienced lower-than-expected growth within key geographic regions and channels that continue to be impacted by the spread of COVID-19 variants, resurgence in cases, and the potential future impacts relating to the uncertainty of the duration and severity of COVID-19 impacting the financial performance of the reporting unit. In addition, due to macro-economic factors, Dr.Jart+ has experienced lower-than-expected growth within key geographic regions. The Too Faced reporting unit experienced lower-than-expected results in key geographic regions and channels coupled with delays in future international expansion to areas that continue to be impacted by COVID-19. As a result, the Company made revisions to the internal forecasts relating to its Dr.Jart+ and Too Faced reporting units. Additionally, there were increases in the weighted average cost of capital for both reporting units as compared to the prior year annual goodwill and other indefinite-lived intangible asset impairment testing as of April 1, 2022.

The Company concluded that the changes in circumstances in the reporting units, along with increases in the weighted average cost of capital, triggered the need for interim impairment reviews of their trademarks and goodwill. These changes in circumstances were also an indicator that the carrying amounts of Dr.Jart+’s and Too Faced’s long-lived assets, including customer lists, may not be recoverable. Accordingly, the Company performed interim impairment tests for the trademarks and a recoverability test for the long-lived assets as of November 30, 2022. The Company concluded that the carrying value of the trademark intangible assets exceeded their estimated fair values, which were determined utilizing the relief-from-royalty method to determine discounted projected future cash flows and recorded an impairment charge of $100 million for Dr.Jart+ and $86 million for Too Faced. The Company concluded that the carrying amounts of the long-lived assets were recoverable. After adjusting the carrying values of the trademarks, the Company completed interim quantitative impairment tests for goodwill. As the estimated fair value of the Dr.Jart+ and Too Faced reporting units were in excess of their carrying values, the Company concluded that the carrying amounts of the goodwill were recoverable and did not record a goodwill impairment charge related to these reporting units. The fair values of these reporting units were based upon an equal weighting of the income and market approaches, utilizing estimated cash flows and a terminal value, discounted at a rate of return that reflects the relative risk of the cash flows, as well as valuation multiples derived from comparable publicly traded companies that are applied to operating performance of the reporting units. The significant assumptions used in these approaches include revenue growth rates and profit margins, terminal values, weighted average cost of capital used to discount future cash flows and royalty rates for trademarks. The most significant unobservable input used to estimate the fair values of the Dr.Jart+ and Too Faced trademark intangible assets was the weighted average cost of capital, which was 11% and 13%, respectively.

For the twelve months ended June 30, 2023, other intangible asset impairment charges were $207 million ($159 million, net of tax), with an impact of $.44 per common share.

Returns and Charges Associated With Restructuring and Other Activities and Other Adjustments (Unaudited)

	Three Months Ended June 30, 2024
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$—	$(1)	$—	$(1)	$(1)	$—
PCBA Program	—	—	(3)	2	(1)	(1)	—
Restructuring Program Component of Profit Recovery Plan	—	—	86	12	98	77.21
Change in fair value of DECIEM acquisition-related stock options inclusive of payroll tax	—	—	—	15	15	11.03
Goodwill and other intangible asset impairments	—	—	—	471	471	430	1.19
Total	$—	$—	$82	$500	$582	$516	$1.43

	Year Ended June 30, 2024
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$—	$(1)	$—	$(1)	$(1)	$—
PCBA Program	1	1	1	7	10	8.02
Restructuring Program Component of Profit Recovery Plan	—	—	92	23	115	90.25
Change in fair value of DECIEM acquisition-related stock options inclusive of payroll tax	—	—	—	23	23	18.05
Goodwill and other intangible asset impairments	—	—	—	471	471	430	1.19
Total	$1	$1	$92	$524	$618	$545	$1.51

	Three Months Ended June 30, 2023
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$—	$—	$3	$3	$1	$—
PCBA Program	17	4	23	5	49	40.11
Change in fair value of DECIEM acquisition-related stock options	—	—	—	24	24	19.05
Total	$17	$4	$23	$32	$76	$60	$.16

	Year Ended June 30, 2023
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$—	$1	$7	$8	$6	$.02
PCBA Program	27	3	35	12	77	60.16
Change in fair value of DECIEM acquisition-related stock options	—	—	—	22	22	17.05
Other intangible asset impairments	—	—	—	207	207	159.44
Total	$27	$3	$36	$248	$314	$242	$.67

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities and adjustments, as well as organic net sales. Included herein are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the manner in which the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period-to-period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period-to-period. In the future, the Company expects to incur charges or make adjustments similar in nature to those presented herein; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales, operating results and diluted net earnings per common share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period monthly average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)

	Three Months Ended June 30
	2024					2023			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$3,871	$—	$3,871	$51	$3,922	$3,609	$17	$3,626	7%	8%
Gross profit	2,778	—	2,778	41	2,819	2,446	21	2,467	13%	14%
Operating (loss) income	(233)	582	349	10	359	(5)	76	71	100+%	100+%
Diluted EPS	$(.79)	$1.43	$.64	$.03	$.67	$(.09)	$.16	$.07	100+%	100+%

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)

	Year Ended June 30
	2024					2023			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$15,608	$1	$15,609	$105	$15,714	$15,910	$27	$15,937	(2)%	(1)%
Gross profit	11,184	2	11,186	84	11,270	11,346	30	11,376	(2)%	(1)%
Operating income	970	618	1,588	50	1,638	1,509	314	1,823	(13)%	(10)%
Diluted EPS	$1.08	$1.51	$2.59	$.10	$2.69	$2.79	$.67	$3.46	(25)%	(22)%

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited, except where noted)

	June 30, 2024	June 30, 2023
($ in millions)		(Audited)
ASSETS

Cash and cash equivalents	$3,395	$4,029
Accounts receivable, net	1,727	1,452
Inventory and promotional merchandise	2,175	2,979
Prepaid expenses and other current assets	625	679
Total current assets	7,922	9,139
Property, plant and equipment, net	3,136	3,179
Operating lease right-of-use assets	1,833	1,797
Other assets	8,786	9,300
Total assets	$21,677	$23,415

LIABILITIES AND EQUITY

Current debt	$504	$997
Accounts payable	1,440	1,670
Operating lease liabilities	354	357
Other accrued liabilities	3,404	3,216
Total current liabilities	5,702	6,240
Long-term debt	7,267	7,117
Long-term operating lease liabilities	1,701	1,698
Other noncurrent liabilities	1,693	1,943
Total noncurrent liabilities	10,661	10,758
Redeemable noncontrolling interest	—	832
Total equity	5,314	5,585
Total liabilities and equity	$21,677	$23,415

SELECT CASH FLOW DATA (Unaudited, except where noted)

	Twelve Months Ended June 30
($ in millions)	2024	2023 (Audited)
Net earnings	$409	$1,010
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	825	744
Deferred income taxes	(265)	(186)
Goodwill and other intangible asset impairments	471	207
Other items	289	312
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable, net	(285)	185
Decrease (increase) in inventory and promotional merchandise	766	(64)
Decrease in other assets, net	15	26
Increase (decrease) in accounts payable and other liabilities	135	(503)
Net cash flows provided by operating activities	$2,360	$1,731

Other Investing and Financing Sources (Uses):
Capital expenditures	$(919)	$(1,003)
Settlement of net investment hedges	(23)	80
Purchases of other intangible assets	—	(2,286)
Purchases of investments	(18)	(8)
Payments to acquire treasury stock	(35)	(271)
Dividends paid	(947)	(925)
Proceeds (repayments) of current debt, net	(215)	218
Proceeds from issuance of commercial paper (maturities after three months)	—	765
Repayments of commercial paper (maturities after three months)	(785)	—
Proceeds from issuance of long-term debt, net	648	1,995
Repayments and redemptions of long-term debt	(10)	(265)
Payments for acquisition of redeemable noncontrolling interest	(745)	—

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